Exhibit 99.1

       Delta Apparel Appoints New Member to Board of Directors

    DULUTH, Ga.--(BUSINESS WIRE)--March 29, 2007--Delta Apparel, Inc. (AMEX: DLA) today announced that it has elected Elizabeth J. Gatewood, Ph.D. to its board of directors.

    Dr. Gatewood is the Director of the University Office of Entrepreneurship & Liberal Arts at Wake Forest University, a position she has held since 2004. The Office of Entrepreneurship & Liberal Art is focused on creating and sustaining an environment that fosters entrepreneurial thinking and action across the entire campus community. From 1998 to 2004, she served as the Jack M. Gill Chair of Entrepreneurship and Director of The Johnson Center for Entrepreneurship & Innovation at Indiana University. She was named as one of the top ten best entrepreneurship center directors in the United States by Entrepreneur Magazine. Prior to her appointment at Indiana University, Dr. Gatewood was the Executive Director of the Gulf Coast Small Business Development Center Network, an organization providing training and consulting services to entrepreneurs and small business owners in the 36 counties of the greater Houston region.

    She is a co-founder of the "Diana" project, a research study of women business owners and equity capital access, funded by the Kauffman Center for Entrepreneurial Leadership, the US Small Business Administration, and the National Women's Business Council. She and her colleagues were recently announced as the winners of the FSF-NUTEK International Award for scientific work of outstanding quality and importance. Her book with four colleagues, Clearing the Hurdles: Women Building High-Growth Businesses, was published in 2004 by Prentice Hall. Her work in entrepreneurial cognition received the National Foundation of Independent Business Award for best paper at the 2001 Babson-Kauffman Foundation Entrepreneurship Research Conference. Her research has been published in the Journal of Business Venturing, the Journal of Venture Capital, Entrepreneurship Theory & Practice, the Journal of Small Business Management, and Entrepreneurship and Regional Development. Dr. Gatewood holds a BS in Psychology from Purdue University and an MBA in Finance and Ph.D. in Business Administration with a specialty in strategy from the University of Georgia.

    "Betsy brings a wealth of experience and strategic analysis to our company," commented Robert W. Humphreys, President and CEO of Delta Apparel. "We are pleased to welcome Betsy, and are confident she will make a significant contribution to our Board of Directors."

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses on its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,000 people worldwide. Additional information on the Company is available at www.deltaapparel.com.

    CONTACT: Delta Apparel, Inc.
             Deborah Merrill, 864-232-5200 x6620
             Chief Financial Officer
             or
             Investor Relations
             Integrated Corporate Relations
             Bill Zima, 203-682-8200